UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 9, 2010 (February 3, 2010)

Behringer Harvard Mid-Term Value Enhancement
Fund I  LP
(Exact Name of Registrant as Specified in Its Charter)

Texas	000-51292	71-0897613
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

15601 Dallas Parkway, Suite 600, Addison, Texas
75001
(Address of principal executive offices)
(Zip Code)

(866) 655-1610
(Registrant’s telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On February 3, 2010, Behringer Harvard Hopkins, LLC, a wholly-owned subsidiary of Behringer Harvard  Mid-Term Value Enhancement Fund I LP (which may be referred to herein as the “Registrant,” “we,” “our” or “us”), entered into a contract for the sale of a one-story office building containing approximately 29,660 of rentable square feet, located on approximately 2.5 acres of land (the “Hopkins Building”), located in Hopkins, Minnesota, a suburb of Minneapolis, Minnesota to an unaffiliated buyer, Ford Parkway, LLC (“Ford Parkway”). The contract sales price for the Hopkins Building is $2,875,000.  Ford Parkway made an earnest money deposit of $50,000 as required by the contract, which is refundable until the termination of an inspection period.

The consummation of the sale of the Hopkins Property is subject to substantial conditions and will generally depend upon:

•	the satisfaction of the conditions to the sale contained in the relevant contracts;

•	no material adverse change occurring relating to the property, the tenants or in the local economic conditions; and

•	the buyer’s receipt of satisfactory due diligence information, including appraisals, environmental reports, title searches and lease information.

At the time of this filing, we cannot give any assurances that the closing of this sale is probable.

If this sale were to close, we currently estimate that the return to the Registrant would be approximately break-even.  The Hopkins Building has one tenant, Sungard Financial Systems LLC (“Sungard”), who has approximately 7 years remaining on its lease, with SunGard being able to terminate the lease in approximately 5 years.  Because of the decreasing term of the lease, management feels that this offer should be accepted, rather than waiting and attempting to market the building when the building’s sole tenant has a shorter lease, which management feels would negatively affect the value of the building.  In addition, if this sale were to close, we would consider our current distribution levels in light of the decreased rental revenue to the Fund due to the sale of the building.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Behringer Harvard Mid-Term Value Enhancement Fund I LP

	By:	Behringer Harvard Advisors I LP,
Co-General Partner

Dated: February 9, 2010	By:	/s/ Gary S. Bresky
Gary S. Bresky
Chief Financial Officer

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